Exhibit 99.1
WSB Financial Group, Inc. Appoints New Director
     BREMERTON, Wash., January 19 /PRNewswire/ — WSB Financial Group, Inc. (Nasdaq: WSFG), the bank holding company for Westsound Bank, announced today that Donald F. Cox, CPA, has been appointed to its Board of Directors on January 16, 2007. Cox, 54, is a principal of Cox & Lucy, a public accounting firm in Port Orchard, Washington. He has been in private practice as an accountant since 1976.
     About WSB Financial Group, Inc.
     WSB is a bank holding company headquartered in Bremerton, Washington. Its subsidiary, Westsound Bank, operates eight full service branches and two loan production offices in the west Puget Sound area of Washington.
     For additional information, contact David K. Johnson, President and CEO, (360) 475-9374.